Exhibit 10.2.13

AMENDMENT #2
TO
CBL & ASSOCIATES PROPERTIES, INC.
2012 STOCK INCENTIVE PLAN

Pursuant to the determination of the Board of Directors of the Company and by action of the Company’s shareholders at the Annual Shareholders Meeting of May 7, 2012, the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan (the “Plan”) was adopted. By Resolution dated January 7, 2014, the Plan was amended by that certain Amendment #1 to CBL & Associates Properties, Inc. 2012 Stock Incentive Plan. By Resolution dated May 9, 2017, the Plan is amended as follows:
The Plan is amended by deleting Section 12(a)(ii) of the Plan (as amended by Amendment #1) and inserting in lieu thereof the following as new Section 12(a)(ii):

(ii)
Non-Employee Directors Shares, as defined below, in an amount not to exceed such number of Non-Employee Director Shares determined by dividing (A) $200,000 by (B) the Fair Market Value per share (as defined in Section 1(b) hereof) of the Company’s Common Stock on the date of such grant.

The Plan is amended by deleting the first sentence of the second full grammatical paragraph of Section 12(a) of the Plan and inserting in lieu thereof the following in replacement thereof:
Each such Non-Employee Director, upon joining the Board, shall also be awarded shares of Common Stock of the Corporation equal to the number of shares of Common Stock determined by dividing (x) $25,000 by (y) the Fair Market Value per share (as defined in Section 1(b) hereof) of the Company’s Common Stock on the date of such grant (such initial grant of Common Stock and shares of Common Stock awarded pursuant to Subsection (ii) of this Section 12 are herein referred to as “Non-Employee Director Shares”).

Dated to be effective as of May 9, 2017.

CBL & Associates Properties, Inc.
By:    /s/ Stephen D. Lebovitz
President and Chief Executive Officer